News Release


Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com



UNISYS ANNOUNCES THIRD-QUARTER 2009 FINANCIAL RESULTS

COMPANY REPORTS $61 MILLION IN NET INCOME AND GENERATES FREE CASH FLOW AS RESULTS CONTINUED TO BENEFIT FROM TURNAROUND PROGRAM

BLUE BELL, Pa., October 28, 2009 - Unisys Corporation (NYSE: UIS) today reported third-quarter 2009 net income of $61.1 million, or $1.48 per diluted share, compared with a net loss of $34.7 million, or a loss of $.96 per diluted share, in the third quarter of 2008. The earnings per share amounts reflect the company's previously announced reverse stock split discussed below. The company's revenue declined 12% to $1.16 billion compared with revenue of $1.31 billion in the year-ago quarter. Foreign exchange rates had an approximately 5 percentage-point negative impact on revenue in the quarter. On a constant currency basis, revenue declined 7 percent.

"We continue to make progress in our turnaround program," said Unisys Chairman and CEO Ed Coleman. "For the second consecutive quarter, the company was solidly profitable at the bottom line. Driven by a more cost-efficient services business and a strong profit performance in our technology business, we tripled our operating income over the year-ago quarter and achieved an operating profit margin of 10.2 percent in the quarter. We also met a key goal of generating free cash flow in the quarter, and we are now free cash flow positive for the first nine months of 2009.

"I'm pleased by the improvement we're seeing, particularly given the difficult economic environment in which we've been operating this year," Coleman said. "While we have a great deal of work to do, these are positive signs that our turnaround is working."

Coleman also cited progress in strengthening the company's balance sheet. During the quarter Unisys successfully completed private offers to exchange unsecured senior notes for secured senior notes, cash and Unisys common stock. As a result of the exchange, the company reduced its long-term debt and cut its 2010 debt maturities to $66 million.

OVERALL THIRD-QUARTER HIGHLIGHTS
Revenue in the United States declined 3 percent to $542 million, as growth in the company's U.S. federal government business was offset by declines in its commercial business. Revenue in international markets declined 18 percent to $618 million. On a constant currency basis, international revenue declined 11 percent in the quarter.

Unisys third-quarter gross profit margin improved to 26.4 percent from 22.2 percent a year ago as the company benefited from improved cost efficiencies in services delivery and a stronger mix of high-end enterprise servers. Reflecting these factors as well as significant reductions in selling, general, and administrative expenses, the company's operating profit margin increased to
10.2 percent compared with 2.9 percent a year ago.

THIRD-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 13 percent (8 percent on a constant currency basis) compared with the year-ago quarter. Gross profit margin in the services business improved to 19.7 percent compared with
17.6 percent a year ago, while services operating margin improved to 7.7 percent compared with 3.1 percent a year ago.

Services orders showed substantial gains from a year ago, driven primarily by outsourcing contract renewals. Services order backlog at September 30, 2009 was $6.4 billion.

Customer revenue in the company's technology segment declined 4 percent (3 percent in constant currency) from the third quarter of 2008. Gross profit margin in the technology business increased to 55.2 percent compared with 47.5 percent in the year-ago quarter, while technology operating margin increased to
21.2 percent compared with 11.0 percent in the third quarter of 2008.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $94 million of cash from operations in the quarter compared with $114 million in the year-ago quarter, which benefited from a significant sequential improvement in days of sales outstanding (DSO). The company has continued to maintain the improved levels of DSO. Capital expenditures in the third quarter of 2009 declined to $48 million compared to $78 million in the year-ago quarter as the company continued to tightly focus its investments. After capital expenditures, the company generated $46 million of free cash flow in the quarter. At September 30, 2009, Unisys reported $474 million of cash on hand.

On July 31, 2009, the company completed its private debt exchange offers for the exchange of an aggregate $760.4 million of unsecured senior notes for an aggregate $631.6 million of secured senior notes along with $30 million of cash and 5.2 million shares of Unisys common stock (adjusted for the reverse stock split). The exchange offers reduced the company's overall long-term debt at September 30, 2009 to $911 million and increased shares outstanding to 42.3 million shares (adjusted for the reverse stock split).

Subsequent to September 30, the Unisys Board of Directors approved a reverse stock split of the company's common stock at a ratio of one for ten. The reverse stock split, which was authorized by the company's shareholders at the company's annual meeting in May, became effective after the close of the market on October 23, 2009. The financial statements reflect the impact of the reverse stock split applied on a retroactive basis.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With more than 26,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to refinance its debt; the economic and business environment; the company's ability to access external credit markets; the company's significant pension obligations; the success of the company's turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the company's industry; the company's ability to retain significant clients; the company's ability to grow outsourcing; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers; the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 1028/9028

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months         Nine Months
                          Ended September 30   Ended September 30
                          ------------------   ------------------
                            2009      2008       2009      2008
                          --------  --------   --------  --------
Revenue
  Services                $1,006.0  $1,152.1   $3,019.8  $3,486.2
  Technology                 153.6     160.3      368.4     467.5
                          --------  --------   --------  --------
                           1,159.6   1,312.4    3,388.2   3,953.7
Costs and expenses
  Cost of revenue:
    Services                 793.1     937.6    2,402.7   2,814.2
    Technology                60.7      82.8      187.0     250.5
                          --------  --------   --------  --------
                             853.8   1,020.4    2,589.7   3,064.7
Selling, general and
  administrative             163.5     218.4      506.3     701.9
Research and development      24.3      35.7       76.8      98.6
                          --------  --------   --------  --------
                           1,041.6   1,274.5    3,172.8   3,865.2
                          --------  --------   --------  --------
Operating profit             118.0      37.9      215.4      88.5

Interest expense              25.4      21.5       68.4      64.3
Other income (expense), net   (3.3)     (0.9)      (7.0)     (8.4)
                          --------  --------   --------  --------
Income before income taxes    89.3      15.5      140.0      15.8

Provision for income taxes    26.2      45.1       58.4      72.5
                          --------  --------   --------  --------
Consolidated net
  income (loss)               63.1     (29.6)      81.6     (56.7)
Net income attributable to
  noncontrolling interests    (2.0)     (5.1)      (6.8)    (15.4)
                          --------  --------   --------  --------
Net income (loss) attributable to
  Unisys Corporation         $61.1    ($34.7)     $74.8    ($72.1)
                          ========  ========   ========  ========
Earnings (loss) per share attributable
  to Unisys Corporation
Basic                      $  1.51   ($  .96)   $  1.96  ($  2.01)
                          ========  ========   ========  ========
Diluted                    $  1.48   ($  .96)   $  1.93  ($  2.01)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     40,569    36,094     38,215    35,797
                          ========  ========   ========  ========
  Diluted                   41,403    36,094     38,666    35,797
                          ========  ========   ========  ========


On January 1, 2009, Unisys adopted SFAS 160, which required certain reclassifications of noncontrolling interests to the 2008 income statement. All references to "net income" or "net loss" contained in this press release are intended to refer to the income statement line item titled "Net income
(loss) attributable to Unisys Corporation".

The financial statements reflect the impact of the one-for-ten reverse stock split which became effective on October 23, 2009 on a retroactive basis.

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
September 30, 2009
------------------
Customer revenue      $1,159.6              $1,006.0      $153.6
Intersegment                       ($33.2)       1.7        31.5
                      --------   --------   --------    --------
Total revenue         $1,159.6     ($33.2)  $1,007.7      $185.1
                      ========   ========   ========    ========

Gross profit percent     26.4%                 19.7%       55.2%
                      ========              ========    ========
Operating profit
  percent                10.2%                  7.7%       21.2%
                      ========              ========    ========
Three Months Ended
September 30, 2008
------------------
Customer revenue      $1,312.4              $1,152.1      $160.3
Intersegment                       ($67.5)       4.0        63.5
                      --------   --------   --------    --------
Total revenue         $1,312.4     ($67.5)  $1,156.1      $223.8
                      ========   ========   ========    ========

Gross profit percent     22.2%                 17.6%       47.5%
                      ========              ========    ========
Operating profit
  percent                 2.9%                  3.1%       11.0%
                      ========              ========    ========

Nine Months Ended
September 30, 2009
------------------
Customer revenue      $3,388.2              $3,019.8      $368.4
Intersegment                      ($118.4)       5.0       113.4
                      --------   --------   --------    --------
Total revenue         $3,388.2    ($118.4)  $3,024.8      $481.8
                      ========   ========   ========    ========

Gross profit percent     23.6%                 19.0%       43.8%
                      ========              ========    ========
Operating profit
  percent                 6.4%                  6.1%        2.8%
                      ========              ========    ========
Nine Months Ended
September 30, 2008
------------------
Customer revenue      $3,953.7              $3,486.2      $467.5
Intersegment                      ($162.2)       9.4       152.8
                      --------   --------   --------    --------
Total revenue         $3,953.7    ($162.2)  $3,495.6      $620.3
                      ========   ========   ========    ========

Gross profit percent     22.5%                 18.4%       43.4%
                      ========              ========    ========
Operating profit
  percent                 2.2%                  2.9%        3.1%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                       September 30, December 31,
                                           2009         2008
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $473.6       $544.0
Accounts and notes receivable, net           764.0        818.5
Inventories
   Parts and finished equipment               65.1         64.7
   Work in process and materials              59.7         70.7
Deferred income taxes                         17.7         23.8
Prepaid expense and other
 current assets                              112.4        116.7
                                        ----------   ----------
Total                                      1,492.5      1,638.4
                                        ----------   ----------
Properties                                 1,438.5      1,416.0
Less accumulated depreciation
  and amortization                         1,192.4      1,139.5
                                        ----------   ----------
Properties, net                              246.1        276.5
                                        ----------   ----------
Outsourcing assets, net                      292.0        314.9
Marketable software, net                     175.3        202.0
Prepaid postretirement assets                 55.6         20.7
Deferred income taxes                         89.5         87.6
Goodwill                                     198.2        189.4
Other long-term assets                       191.9         94.6
                                        ----------   ----------
Total                                     $2,741.1     $2,824.1
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt         $66.0         $1.5
Accounts payable                             287.3        379.2
Other accrued liabilities                    952.4      1,045.7
                                        ----------   ----------
Total                                      1,305.7      1,426.4
                                        ----------   ----------
Long-term debt                               845.0      1,059.1
Long-term postretirement liabilities       1,410.5      1,497.0
Other long-term liabilities                  325.4        265.4
Commitments and contingencies
Total stockholders' deficit               (1,145.5)    (1,423.8)
                                        ----------   ----------
Total                                     $2,741.1     $2,824.1
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                            Nine Months Ended
                                               September 30
                                           --------------------
                                             2009        2008
                                           --------    --------
Cash flows from operating activities
Consolidated net income (loss)                $81.6      ($56.7)
Add (deduct) items to reconcile
 consolidated net income (loss) to net
 cash provided by operating activities:
Employee stock compensation expense             (.3)        (.2)
Company stock issued for U.S. 401(k) plan         -        34.2
Depreciation and amortization
 of properties                                 71.7        80.4
Depreciation and amortization of
 outsourcing assets                           113.9       126.0
Amortization of marketable software            70.3        90.0
Disposals of capital assets                     5.7         8.6
Loss on sale of assets                          4.7
Decrease in deferred income
 taxes, net                                    16.7           -
Decrease in receivables, net                   96.4       175.9
Decease in inventories                         15.4        16.7
Decrease in accounts payable
 and other accrued liabilities               (248.8)     (215.9)
Increase (decrease) in other liabilities        6.0       (43.3)
Increase in other assets                      (52.0)     (108.7)
Other                                            .5         9.4
                                            -------     -------
Net cash provided by
 operating activities                         181.8       116.4
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                    296.8     4,838.1
 Purchases of investments                    (294.9)   (4,847.9)
 Collateralized letters of credit             (82.5)          -
 Investment in marketable software            (43.7)      (65.9)
 Capital additions of properties              (32.1)      (51.8)
 Capital additions of outsourcing assets      (73.4)      (96.6)
 Purchases of businesses                       (1.9)       (2.3)
                                            -------     -------
Net cash used for investing activities       (231.7)     (226.4)
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings           -         (.1)
 Payments of long-term debt                   (30.0)     (200.0)
 Financing fees                               (15.4)        (.8)
                                            -------     -------
Net cash used for financing
  activities                                  (45.4)     (200.9)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          24.9       (25.5)
                                            -------     -------
Decrease in cash and cash equivalents         (70.4)     (336.4)
Cash and cash equivalents, beginning of
 period                                       544.0       830.2
                                            -------     -------
Cash and cash equivalents, end of period     $473.6      $493.8
                                            =======     =======